UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Altria Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ALTRIA GROUP, INC.
6601 West Broad Street
Richmond, Virginia 23230

SUPPLEMENT TO NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
DATED APRIL 4, 2024
FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 16, 2024

This Supplement provides updated information with respect to Altria Group, Inc.’s (“Altria” or “we”) 2024 Annual Meeting of Shareholders, which is being held on Thursday, May 16, 2024 (“Annual Meeting”).

On April 4, 2024, Altria commenced distribution of the Notice of Annual Meeting and Proxy Statement (“Proxy Statement”) for the Annual Meeting and the Notice of Internet Availability of Proxy Materials. This Supplement, which describes a recent change in Proposal 6: Director Election Resignation Bylaw Proposal (“Proposal 6”), should be read together with the Proxy Statement. Except as supplemented or amended by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered when voting your shares using one of the methods described in the Proxy Statement.

Withdrawal of Proposal 6

After we finalized the Proxy Statement, the New York City Carpenters Pension Fund withdrew Proposal 6.

Voting Matters

Proposal 6 will not be presented or voted upon at the Annual Meeting, nor will any votes cast in regard to Proposal 6 be tabulated or reported. All other agenda items remain the same.

Notwithstanding the withdrawal of Proposal 6, the proxy card and voting instruction forms distributed or presented online with the Proxy Statement remain valid, and Altria will not distribute new voting instructions or proxy cards. If you have not yet voted, please disregard Proposal 6.

If you have already voted, you do not need to take any action unless you wish to revoke your proxy or change your vote. Proxy cards and voting instruction forms already returned by shareholders (via the Internet, telephone or mail) will remain valid and the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions unless revoked.

By Order of the Board of Directors,

/s/ W. HILDEBRANDT SURGNER, JR.
W. Hildebrandt Surgner, Jr.
Vice President, Corporate Secretary and Associate General Counsel
April 9, 2024
Richmond, Virginia

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 16, 2024:

Altria’s Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available, free of charge, at www.altria.com/proxy.